Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated February 23, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of HeartWare International, Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of HeartWare International, Inc. on Form S-8 (File No. 33-155359, effective November 13, 2008) and Forms S-3 (File No. 333-161417, effective December 3, 2009 and File No. 333-164004, effective January 20, 2010).
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
February 23, 2010